Exhibit 23.1

Board of Directors
China Architectural Engineering, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit reports dated September 15, 2006 as to the years 2005 and 2004 and dated January 29, 2007 as to the year 2003 on the consolidated financial statements of Full Art International Limited as of and for the years ended December 31, 2005, 2004, and 2003, in the Registration Statement (File No. 333-138603) of China Architectural Engineering, Inc. on Form S-1/A.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, insofar as applicable to our firm means accounting experts.

South San Francisco, California January 30, 2007	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants